Exhibit 10.15

July 6, 2016

Mr. James Mikolaichik

[address]

Dear Jim:

As you know, the Board of Directors of Hilton Worldwide Holdings Inc. (“HWHI”) has announced its intent to spin off Hilton Grand Vacations Inc., its timeshare business, into a standalone public company (collectively with its subsidiaries, referred to as “HGV”) that will be based in Orlando, Florida. This spin-off transaction (the “Spin-off”) is expected to occur in                         .

As the expected Chief Executive Officer of HGV, I am pleased to offer you the position of Chief Financial Officer of HGV, subject to the terms and conditions contained in this offer letter. In this role, you will be reporting to me. This is a full-time position and you will be expected to devote your full business time and attention to the performance of your duties in this role.

Employment Start Date. Your first day of work in the role of Chief Financial Officer will be considered your “Employment Start Date” for purposes of determining future seniority and benefits eligibility. We have planned for your Employment Start Date to be on or about August 1, 2016. Your employment will be for no set duration. Your legal employer will be Hilton Resorts Corporation, HGV’s employer entity (“HRC”), and based in Orlando, Florida. We do not anticipate that this will change as a result of the Spin-off.

Base Salary. Your starting annual base salary in your role as Chief Financial Officer will be $450,000, paid bi-weekly ($17,307.69 for each pay period worked), less applicable taxes and withholdings. You will continue to be paid this annual base salary in your role as Chief Financial Officer of HGV for periods after the effective date of the Spin-off (the “Spin-off Date”), until changed pursuant to a review. Your salary will be subject to annual review.

Annual Cash Incentive Plan. Subject to the terms of the current Hilton Annual Incentive Plan (the “Hilton Plan”), for 2016 you will be entitled to receive a performance incentive bonus (the “2016 Incentive Bonus”) equal to 100% of your annual base salary, less applicable withholding, provided you remain employed with HGV through December 31, 2016. This represents the target bonus amount for someone in your role under the terms of the current Hilton Plan, with no proration for the partial year of service. This 2016 Incentive Bonus payment will be paid to you no later than March 15, 2017, provided you remain employed through and including the payment date (except as expressly provided for below).

For 2017 and subsequent years, you will be eligible to participate in HGV’s annual bonus incentive plan (each, an “HGV Bonus Plan”) at a level commensurate with your position as an executive with HGV. Your participation in the HGV Bonus Plan does not constitute a promise of payment. Your actual incentive payout will depend on HGV’s financial performance and management’s assessment of your individual performance, and will be subject to the terms and conditions of the HGV Bonus Plan. Eligibility for participation in the HGV Bonus Plan will be subject to annual review.

Sign-On Bonus. You will receive a sign-on bonus of $300,000, less applicable taxes and withholdings (the “Sign-on Bonus”). Of this bonus, $10,000 is in consideration of COBRA expenses that you may incur in connection with your transition to employment with HGV. This Sign-on Bonus will be paid to you in the first payroll cycle that occurs thirty (30) days after your Employment Start Date. In the event that, within twenty-four (24) months of your Employment Start Date, you voluntarily terminate your employment for any reason (except as expressly provided for below) or your employment is terminated for Cause by HGV, you will be required to repay to HGV the full amount of the paid Sign-on Bonus within thirty (30) days of the date of your termination.

For purposes of this offer letter, “Cause” shall be defined to include, but not be limited to (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of HGV, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit; (iv) willful misconduct or negligence in connection with your duties or willful failure or refusal to perform your responsibilities in the best interests of HGV; (v) chronic use of alcohol, drugs or other similar substances which adversely affects your work performance; (vi) violation of any material company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of HGV or of any material HGV policy, all as determined by the Board of Directors of HGV or its designee, which determination will be conclusive.

Sign-On LTI Award. In addition, HGV’s management team will recommend that, subsequent to the Spin-off, as an initial sign-on incentive, the Compensation Committee of the Board of Directors of HGV grant you a Long-Term Incentive award with an aggregate grant date value equal to $800,000, which will be based on the closing price of HGV’s common stock as of the grant date (determined in accordance with HGV’s Stock Granting Policy then in effect). The aggregate grant date value will be awarded in the form of restricted stock units (“RSUs”). The RSUs will be subject to the terms and conditions of the HGV Omnibus Stock Incentive Plan (“LTI Plan”) to be adopted by the Board of Directors of HGV subsequent to the Spin-off, and the applicable RSU award agreement. One-third of the RSUs will vest and become non-forfeitable on each of the first three anniversaries of your Employment Start Date, provided in each case that you remain continuously employed by HGV through each applicable vesting date. Following the vesting of the RSUs, you will receive one share of HGV common stock for each vested RSU (subject to tax withholding).

Other Long-Term Incentive Programs. Subject to approval by the Compensation Committee of the Board of Directors of HGV, you will eligible to participate in an executive Long-Term Incentive (LTI) Program to be adopted by HGV following the Spin-off, in accordance with terms and conditions established by HGV’s Board of Directors, including any applicable vesting period. HGV’s management team will recommend that, for 2017, the Compensation Committee of the Board of Directors of HGV grant you a Long-Term Incentive award with an aggregate grant date value equal to $675,000, which will be based on the closing price of HGV’s common stock as of the grant date (determined in accordance with the HGV Stock Granting Policy then in effect). All annual grants will be subject to any applicable taxes and withholding.

Severance Benefits. Beginning on your Employment Start Date, you will be eligible for severance benefits under the Hilton Executive Severance Plan (the “Severance Plan”) at the level applicable to current Executive Vice Presidents of Hilton, upon an eligible termination of employment in accordance with the terms of the Severance Plan. Following the Spin-off, you will continue to be eligible to receive severance benefits in accordance with the Severance Plan, on the same terms as if you continued to be eligible to participate in the Severance Plan until a qualifying termination of employment, until the earlier of (a) such time as HGV adopts a severance benefit plan applicable to employees holding your title or position providing for severance benefits that are substantially similar, in the aggregate, to those provided under the Severance Plan (the “HGV Severance Plan”), and (b) December 31, 2017.

In the event that the Spin-off does not occur by December 31, 2017, you will have the option to voluntarily terminate your employment upon one months’ written notice and that termination will be treated as a resignation for Good Reason (as defined under the Severance Plan). In that event, if you resign for Good Reason, you will (1) be permitted to retain your Sign-on Bonus without regard to repayment, (2) remain entitled to receive your 2016 Incentive Bonus, and (3) be entitled to severance benefits in accordance with the Severance Plan or HGV Severance Plan, as applicable. In order to resign for Good Reason, you must provide written notice of such resignation prior to February 15, 2018 (or, if earlier, prior to the Spin-off Date if it occurs after December 31, 2017).

Health & Welfare Benefits. Hilton provides a comprehensive package of benefits, including medical and prescription drug coverage, dental coverage, vision coverage, life insurance, short- and long-term disability insurance and other offerings. If you are a full-time team member as defined by Hilton’s health and welfare benefits plan, you will be eligible to participate in the plans once you have completed 90 days of employment with

HGV. Enrollment must take place within the first 90 days of your employment with HGV for you to be eligible. Late enrollment (outside the initial 90-day period of your employment) will not be accepted. If you have questions related to your enrollment, please contact Hilton’s HR Service Center at 1-877-442-4772.

Hilton 401(k) Savings Plan. You may participate in a Hilton-sponsored 401(k) savings plan, normally after your first 90 days of employment. HGV may match a portion of your contributions in accordance with the applicable plan provisions. Eligibility requirements and conditions of enrollment and coverage are subject to change and are set forth in the applicable plan documents. You may contact a local Human Resources representative for more information.

Deferred Compensation. Following the Spin-off, you will be eligible to participate in a deferred compensation plan sponsored by HGV, subject to the applicable plan’s terms and conditions.

Relocation. Relocation benefits to your permanent location will be offered in accordance with the Plan A of the Hilton Relocation Plan, which includes home sale and marketing assistance, home finding assistance, temporary living, home purchase assistance, reimbursement of relocation expenses, and moving of your household goods, provided that, notwithstanding the terms of Plan A of the Hilton Relocation Plan, HGV has agreed to reimburse you for eligible home sale expenses for a home valued at up to $1,000,000. You will also receive Weichert Mobility’s VIP services, which will provide you and your family with heightened personal assistance during the process of relocating and adjusting to the new location. The amounts reimbursed are not subject to a right to liquidation or exchange for another benefit. All reimbursements will be paid by Hilton or HGV, as applicable, no later than December 31st of the year following the year the expense was incurred.

Paid Time Off. HGV provides a generous program of paid time away from work, including paid time off (PTO) and paid holidays. You will accrue up to twenty (20) days of PTO in your first year of employment, increasing to up to twenty-five (25) PTO days after completing one full year of employment, and higher PTO accrual levels with extended periods of service. HGV also offers ten (10) paid holidays.

Business Travel and Employee Travel Program. You will travel in connection with your employment. HGV will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of documentation in accordance with Hilton or HGV’s applicable expense reimbursement policies for senior management.

While employed, you will be eligible for complimentary and discounted room rates while travelling on personal travel, based on availability and in accordance with the Hilton discount travel program terms.

Contingent Offer. Your employment offer is contingent on presenting appropriate documentation verifying authorization to work in the United States.

Hilton’s and HGV’s benefit offerings and other terms and conditions of employment are subject to change or termination, with or without notice, before, in connection with, or following the Spin-off. In the event of differences between any documents relating to compensation and benefits, the terms of the applicable plan document will control.

This offer letter supersedes any previous verbal or written offer that you may have received. This offer letter does not constitute an employment contract. If you accept this offer and join the HGV team, you will be an at-will employee, which means that either HGV or you may terminate the employment relationship at any time, for any reason, with or without cause. As a condition of your employment, you will be required to sign a Mutual Agreement to Arbitrate Claims.

We ask that, as you consider this offer, you take special note that HGV expects its employees to hold themselves to the highest ethical standards. This expectation is exemplified by our corporate value of integrity and our corporate Code of Conduct, to which you will be introduced in orientation. In that context, please observe that neither Hilton nor HGV hire people for the purpose of acquiring their former employer’s trade secrets, confidential information or proprietary information. By accepting this offer, you acknowledge that you have returned or will return all property, including documents, memoranda, software or other material, containing information belonging to your current or former employer before starting your employment with HGV. You further agree you will not bring such materials to our premises or otherwise use any such material in performing work for HGV. In addition, you must advise us about any restrictive covenants that might apply to you during your employment with HGV. With acceptance, you confirm that you are free to perform work for HGV without breaching any other agreement(s) to which you are or may be bound.

Please call Barbara Hollkamp, SVP, Human Resources at 407-722-3248 with any questions you might have after reviewing the terms of our offer. You may keep a copy of this document for your records.

We have confidence that you can make a great contribution to our team during these exciting times at Hilton.

Sincerely,

/s/ Mark Wang

Mark Wang,

EVP & President, HGV

**********************************************************************************

I acknowledge receipt and acceptance of the offer of employment in this letter. By my signature below, I accept all terms and conditions set forth above. In addition, I acknowledge and agree that, subject to the successful outcome of HGV’s background investigation process and confirmation of my eligibility to work in the United States, I will be employed on an at-will basis and that any change to that status may only be made through an agreement in writing signed by HGV. In addition, my employment is contingent on the condition that I execute a Mutual Agreement to Arbitrate Claims, which should be executed in conjunction with your acceptance of this employment offer.

Accepted:	/s/ James Mikolaichik
James Mikolaichik

Date:	July 7, 2016